Exhibit 3.1

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is

PENN VIRGINIA RESOURCE PARTNERS, L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

1. Name. The name of the limited partnership is PVR Partners, L.P.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 16th day of August, A.D. 2012.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
By: PVR GP, LLC, its General Partner

By:	/s/ Bruce D. Davis, Jr.
Name:	Bruce D. Davis, Jr.
Title:	Executive Vice President, General Counsel and Secretary